Exhibit C

TRANSFER AGREEMENT

This Transfer Agreement (this “Agreement”) is effective as of November 29, 2023 (the “Effective Date”), by and among African Agriculture, Inc., a Delaware corporation (the “Company”), Global Commodities & Investments Ltd., a Cayman limited company (the “Transferor”), and Vellar Opportunities Fund Master, Ltd. or an affiliate thereof (the “Transferee”) (the Company, the Transferor and the Transferee are each sometimes referred to herein as a “Party,” and are collectively sometimes referred to herein as the “Parties”).

RECITALS

WHEREAS, the Company is party to that certain Merger Agreement, dated as of November 2, 2022 (as may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, the Company will merge with and into a subsidiary of 10X Capital Venture Acquisition Corp. II, a Cayman Islands exempted company (the “SPAC”), with the Company surviving as a subsidiary of the SPAC (the “Merger”);

WHEREAS, the Transferor holds shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company (the “Shares”);

WHEREAS, in connection with the Merger, the Shares of Common Stock shall be converted into the right to receive shares of the SPAC (the “Pubco Shares”), which will be renamed “African Agriculture Holdings Inc.”

WHEREAS, the Transferor hereby desires to transfer 13,176,455 Shares (the “Transferred Shares”) to the Transferee and the Company desires to acknowledge and consent to such transfer, all in accordance with the terms and conditions set forth herein;

WHEREAS, prior to the Effective Date, the Transferee, the SPAC and the Company have entered into that certain Cash-Settled Equity Derivative Transaction Confirmation (the “Forward Purchase Agreement”), which Forward Purchase Agreement remains in full force and effect as of the Effective Date;

WHEREAS, prior to the Effective Date, the Transferor and the Company have entered into that certain Share Issuance Agreement in the form agreed to by the Transferor, the Company and the SPAC; and

WHEREAS, the Transferred Shares, following the Merger, shall be converted into the right to receive 11,500,000 Pubco Shares in accordance with the terms of the Merger Agreement.

AGREEMENT

To implement the foregoing and in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Transfer of Transferred Shares; Related Agreements.

(a)          The Transferor hereby transfers to the Transferee (the “Transfer”) the Transferred Shares, the Transferee hereby accepts the transfer of the Transferred Shares by the Transferor, and the Company

(b)       The Transferee hereby agrees that upon the termination of the Merger Agreement, Transferee shall immediately return all of the Transferred Shares to Transferor.

(c)          Transferor hereby acknowledges that as a shareholder of the Company, it will benefit indirectly from the consummation of the Merger and the transactions contemplated by the Forward Purchase Agreement.

(d)          At any time prior to the closing of the Merger, the Transferee may elect to return up to 50% of the Transferred Shares to the Transferor for no further consideration if the Transferee reasonably believes following closing of the Merger it will hold PubCo Shares in an amount that exceeds the Applicable Share Limit (as such term is defined in the Forward Purchase Agreement).

2.           Representations and Warranties by the Transferee. The Transferee hereby represents and warrants to the Company as follows:

(a)          The Transferee has all requisite power and authority to execute and deliver this Agreement. The Transferee has all requisite power and authority to perform its obligations under, and carry out the provisions of, this Agreement. The Transfer is being made in accordance with all applicable laws and regulations. This Agreement has been duly executed and delivered by the Transferee, and, assuming the due authorization, execution and delivery by the Company and the Transferor, this Agreement is a valid, legal and binding obligation of the Transferee, enforceable against the Transferee in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

(b)        The Transferee hereby represents and acknowledges that no market for the resale of any of the Shares currently exists, and no such market may ever exist. Accordingly, the Transferee must bear the economic and financial risk of an investment in the Transferred Shares for an indefinite period of time. The Transferee is acquiring the Transferred Shares for the Transferee’s own account as principal, for investment purposes only, not for any other person and not for the purposes of resale or distribution. The Transferee is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

(c)        The Transferee hereby represents and acknowledges that the Transferred Shares are subject to the restrictions on Transfer under the Securities Act. Accordingly, no Transfer of any of the Shares is permitted until and unless such shares are registered under the Securities Act, which registration the Company agrees will occur pursuant to the registration statement on Form S-4 filed by the SPAC for the purpose of effectuating the Merger and the issuance of the Pubco Shares in exchange for the Shares, or are transferred pursuant to an applicable exemption thereunder. Notwithstanding the forgoing, the parties acknowledge that the Transferee may transfer a portion of the Transferred Shares to another “accredited investor” identified by the Transferee, the SPAC and the Company, which subsequent transfer shall not be subject to further consent of the Company as such consent is provided herewith.

3.           Representations and Warranties by the Transferor. The Transferor hereby represents and warrants to the Company as follows:

(a)          The Transferor has all requisite power and authority to execute and deliver this Agreement. The Transferor has all requisite power and authority to perform its obligations under, and carry out the provisions of, this Agreement. The Transfer is being made in accordance with all applicable laws and regulations. This Agreement has been duly executed and delivered by the Transferor, and, assuming the due authorization, execution and delivery by the Company and the Transferee, this Agreement is a valid, legal and binding obligation of the Transferor, enforceable against the Transferor in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

(b)          The Transferor hereby represents and acknowledges that the Transferor has consulted the Transferor’s individual tax advisor regarding the specific tax consequences of the Transfer.

4.	Non-Reliance.

(a)          The Transferee represents that the Transferee is not relying on (and will not at any time rely on) any communication (written or oral) of the Company, as investment advice or as a recommendation to acquire the Transferred Shares, it being understood that information and explanations related to the Shares shall not be considered investment advice or a recommendation to acquire the Transferred Shares.

(b)          The Transferee confirms that the Company has not (i) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Transferred Shares or (ii) made any representation to the undersigned regarding the legality of an investment in the Transferred Shares under applicable legal investment or similar laws or regulations. In deciding to acquire the Transferred Shares, the Transferee is not relying on the advice or recommendations of the Company and has made its own independent decision that the investment in the Transferred Shares is suitable and appropriate for the Transferee.

(c)        The Transferee acknowledges that neither the Company nor any other person makes any representation or warranty, expressed or implied, as to the accuracy or completeness of the information provided or to be provided to the Transferee by or on behalf of the Company or related to the transactions contemplated hereby, and nothing contained in any documents provided or statements made by or on behalf of the Company to the Transferee is, or shall be relied upon as, a promise or representation by the Company or any other person that any such information is accurate or complete.

(d)          The Transferee (i) has the knowledge, sophistication and experience in making similar investments and in business and financial matters necessary to evaluate the merits and risks of the acquisition of the Transferred Shares, (ii) has carefully reviewed and understands the risks of, and other considerations relating to the acquisition of the Transferred Shares and the tax consequences of the investment, (iii) has no need for liquidity in the investment in the Transferred Shares and has the ability to bear the economic risks of such investment, and (iv) can afford a complete loss of such investment.

5.           Company Information Pertaining to Ownership of Transferred Shares. Upon the transfer of the Transferred Shares, the Company will provide the Transferee with such written documentation evidencing that the Transferee is the owner of the Transferred Shares as is requested by the Transferee, including a book-entry notation of the ownership of the Transferred Shares on the share ledger of the Company. Furthermore, upon the consummation of the Merger, the Company shall cause the SPAC to provide the Transferee with a written letter or such other written documentation as is requested by the Transferee evidencing that the Transferee has received in the Merger in exchange for the Transferred Shares owned by the Transferee the Pubco Shares.

6.         Confidentiality. The Transferee and the Transferor shall keep confidential, and cause its affiliates and representatives to keep confidential, all terms and provisions of this Agreement, except as such disclosure is required by applicable law or regulation.

7.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

8.          Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

9.          Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware without regard to the principles of conflicts of law thereof.

10.        Notices. Any notice or communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) faxed or emailed to the recipient or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).

If to the Company, to:

African Agriculture, Inc.
445 Park Avenue, Ninth Floor
New York, NY 10022
Attention: Alan Kessler
Email: ak@africanagriculture.com

With copies (which shall constitute notice) to:

Morrison Cohen LLP
909 Third Avenue
New York, NY 10022
Attn: Jack Levy
Email: jlevy@morrisoncohen.com

If to the Transferee or the Transferor, to the address specified for the Transferee or the Transferor, as applicable, on the signature page hereto.

11.         Further Instruments. The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

12.       Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes in its entirety all prior undertakings and agreements of the Parties with respect to the subject matter hereof.

13.        Severability. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

14.         Amendment. This Agreement may be amended only by a written instrument signed by the Parties hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the date first written above.

TRANSFEROR

Global Commodities & Investments Ltd

Print Name:
Address:
Email:

TRANSFEREE

Vellar Opportunities Fund Master, Ltd.

By:	/s/ Solomon Cohen
Name:	Solomon Cohen
Title:	Director

Address:
Email:

COMPANY

African Agriculture, Inc.
By:
Name:
Title:

[Signature Page to Transfer Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the date first written above.

TRANSFEROR

Global Commodities & Investments Ltd
/s/ Vasile Timis

Print Name:	VASILE TIMIS
Address:
Email:

TRANSFEREE

Vellar Opportunities Fund Master, Ltd.

By:
Name:
Title:
Address:
Email:

COMPANY

African Agriculture, Inc.

By:	/s/ Alan Kessler
Name:	ALAN KESSLER
Title:	CHAIRMAN & CEO

[Signature Page to Transfer Agreement]